EXHIBIT 1.01

ENVIRONMENTAL POWER CORPORATION

PLACEMENT AGENT AGREEMENT

Dated: March 17, 2004

Westminster Securities Corp.

100 Wall Street

New York, NY 10007

Ladies and Gentlemen:

The undersigned, Environmental Power Corporation, a Delaware corporation (the “Company”), proposes to issue and sell a minimum of forty (40) (the “Minimum Offering”) investment units (individually, a “Unit”) and a maximum of up to two hundred ten (210) Units (the “Maximum Offering”), at a price of $24,000 per Unit, each such Unit consisting of (a) 30,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”) and (ii) three year warrants (the “Warrants”) to purchase shares of Common Stock (the “Warrant Shares”), in an amount equal to one Warrant Share per two shares of Common Stock comprising each Unit purchased, at an exercise price equal to one and 10/100 dollars ($1.10) per Warrant Share, subject to adjustment (the “Warrant Exercise Price”). The Units, Shares, Warrants, Warrant Shares and Placement Agent Warrants (as hereinafter defined) are referred to collectively herein as the “Equity.” All share prices, exercise prices, redemption prices and conversion prices, including, but not limited to the Warrant Exercise Price, should be assumed to be proportionally adjusted to reflect forward or reverse stock splits, stock dividends, recapitalizations and the like occurring after the date of this Agreement.

The Company shall have the right, upon 30 days’ written notice to the holders thereof (“Redemption Notice”), to redeem all or any portion of the Warrants at a price equal to $.01 per Warrant Share, provided that (i) the Shares, Warrant Shares and all shares of Common Stock underlying the Placement Agent Warrant have been registered for resale pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and are freely tradable without restriction or legend for at least the 30-day period preceding such notice and (ii) the Closing Bid Price for the Common Stock has been not less than $2.00 per share (subject to adjustment to reflect forward or reverse stock splits, stock dividends, recapitalizations and the like) for the 10-trading day period immediately preceding such notice. As used herein, “Closing Bid Price”, shall mean the closing bid price of the Common Stock as reported by Bloomberg Financial L.P. on the date in question (based on a trading day from 9:30 a.m. ET to 4:02 p.m. Eastern Time) (and, if no closing bid price is reported, the closing price as so reported, and if neither the closing bid price nor the closing price is so reported, the last reported price of the Common Stock as determined by an independent evaluator mutually agreed to by the parties.

The Warrants shall have customary weighted average anti-dilution rights with respect to any issuance (or deemed issuance) of Common Stock at a price less than $1.10 per share, and shall otherwise be subject to adjustment in connection with forward or reverse stock splits, stock dividends, recapitalizations, mergers and the like occurring after the date on which they are issued. The Warrants will expire three years from the Closing (as defined below) at which they were issued.

The Company is obligated to file, at its own expense, a registration statement (the “Registration Statement”) with the SEC with respect to the Equity (the “Registrable Securities”), to cause the Registration Statement to go effective on or before 150 days after the Final Closing (as defined below), and to keep such Registration Statement effective until the earlier of the date that (i) all the Registrable Securities have been sold pursuant to such Registration Statement, (ii) all Registrable Securities have been otherwise transferred to persons who may trade such shares without restriction under the Securities Act, and the Company has delivered a new certificate or other evidence of ownership for such securities not bearing a restrictive legend or (iii) all Registrable Securities may be sold at any time, without volume or manner of sale limitations pursuant to Rule 144(k) or any similar provision then in effect under the Securities Act. In the event such Registration Statement is not filed or effective within the time periods described above (other than an “Allowed Delay” as described below), the Company will pay each holder of Units a penalty of one percent (1%) of the original purchase price actually paid for the Shares and the Warrant Shares constituting the Registrable Securities for each month (prorated for partial months), payable in cash or in stock at the holder’s option, until the registration statement has been filed and declared effective or until the Registrable Securities may be sold pursuant to Rule 144. In addition, all holders of Units shall have unlimited piggyback registration rights (subject to a customary underwriter’s cutback in the case of an underwritten offering) prior to and during the time the Registration Statement is required to remain effective, without regard to (a) whether any stop order suspending the effectiveness of the Registration Statement has been issued or any proceedings for such purpose have been initiated or (b) the receipt by the Company of any notification with respect to the suspension of the qualification of the securities included in the Registration Statement for sale in any jurisdiction or the initiation of any proceeding for such purpose. All expenses of registration shall be borne by the Company. In the event a registration statement registering the Warrant Shares is not effective within one year after the Closing, the Warrants shall become eligible to be exercisable pursuant to a cashless exercise feature. In the event that, in the judgment of the Company, it is advisable to suspend use of a prospectus included in the Registration Statement (a “Prospectus”) due to pending material developments or other events that have not yet been publicly disclosed and as to which the Company believes public disclosure would be detrimental to the Company, or should the Company determine that a post-effective amendment to the Registration Statement is otherwise required (an “Allowed Delay”), the Company shall notify all persons listed as selling stockholders in such Registration Statement (the “Selling Stockholders”) to such effect, and, upon receipt of such notice, each such Selling Stockholder shall immediately discontinue any sales of Registrable Securities pursuant to such Registration Statement until such Selling Stockholder has received copies of a supplemented or amended Prospectus or until such Selling Stockholder is advised in writing by the Company that the then current Prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus. Notwithstanding anything to the contrary herein, the Company shall not exercise such right to suspend sales of Registrable Securities for a period in excess of 30 days consecutively or an aggregate of 60 days in any 365-day period.

The offering of Units in the Company (the “Offering”) will be conducted on a “best efforts, all or none” basis with respect to the Minimum Offering and on a “best efforts” basis with respect to the remainder of the Maximum Offering in excess of the Minimum Offering. Fractional Units may be sold at the discretion of the Placement Agent. As used herein, including with respect to the representations and warranties contained herein, unless the context otherwise requires, the term “Company” shall include the Company together with all of its direct and indirect wholly owned subsidiaries, and all representations and warranties of the Company herein shall also be deemed made on behalf of and with respect to each such subsidiary of the Company. This Placement Agent

Agreement (“Agreement”) is to confirm the arrangements with you (the “Placement Agent”), with respect to the sale of the Units by the Placement Agent as exclusive agent for the Company in the Offering.

The Offering will not be registered with the SEC nor with any state securities authority, but rather will be offered as a private placement pursuant to an exemption from registration under Regulation D (“Regulation D”) promulgated under Section 4(2) and Rule 506 of the Securities Act, and available state securities law exemptions.

The Units are to be sold in the Offering only to “accredited investors”, as that term is defined in Regulation D, pursuant to a disclosure document to be prepared by the Company with the assistance of its counsel and the Placement Agent and its counsel (the “Memorandum”). The Memorandum shall be in a form reasonably acceptable to the Placement Agent and its counsel.

SECTION 1. Description of Securities. The Equity shall conform in all respects to descriptions thereof contained in the Memorandum and the description above.

SECTION 2. Representations and Warranties of the Company. The Company hereby represents, warrants and covenants with the Placement Agent as follows:

(a) The Memorandum, copies of which will be delivered to the Placement Agent, will be carefully prepared to disclose, or incorporate by reference from the Company’s Quarterly Reports on Form 10Q, Annual Reports on Form 10-K or Current Reports on Form 8-K as filed with the Securities and Exchange Commission (the “SEC Reports”), all information concerning the Company which would be material to an investment decision by an “accredited investor” (as defined in Regulation D). The date on which the Offering is authorized by the Company to commence is the date of the Memorandum and is herein called the “Commencement Date.” The time and date of each issuance of Units hereunder is herein called the “Issuance Date” or the “Closing.”

(b) The Company is duly incorporated and validly existing as a corporation in good standing under the laws of the state of its incorporation, having corporate power and authority to own its properties and conduct its business and is duly qualified and in good standing in each foreign jurisdiction where the conduct of its business so requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the Company. No direct or indirect rights to acquire Common Stock exist, except as have been previously disclosed to the public or as disclosed in the Memorandum.

(c) The unaudited financial statements of the Company for the three month periods ended September 30, 2003, June 30, 2003, and March 31, 2003, and the audited financial statements of the Company for the year ended December 31, 2002, included in the SEC Reports (collectively, the “Financial Statements”), fairly present in all material respects the information purported to be shown therein of the Company, at the respective dates to which they apply; and such Financial Statements have been prepared in conformity with GAAP consistently applied throughout the periods involved and are in accordance in all material respects with the books and records of the Company.

(d) The assets of the Company, as shown in the Financial Statements, are owned by the Company with good title, free and clear of all liens, encumbrances and equities of record or otherwise, except (i) those specifically referred to in the Memorandum, (ii) those which do not materially adversely affect the use or value of such assets, (iii) the lien of current taxes not now due or which are being contested in good faith and for which adequate reserves have been set aside and (iv) those disclosed in the Financial Statements or elsewhere in the SEC Reports. The Company has the full corporate right, power and authority to maintain and operate its business and properties as the same are now operated or proposed to be operated and is complying with all laws, ordinances and regulations applicable thereto, except where the failure to so comply would not have a material adverse effect on the Company.

(e) There are no actions, suits or proceedings at law or in equity pending, or to the Company’s knowledge threatened, against the Company before or by any federal or state commission, regulatory body, administrative agency or other governmental body wherein, either in any case or in the aggregate, an unfavorable ruling, decision or finding would materially adversely affect the business, franchise, licenses, permits, operations or financial condition of the Company which are not disclosed in the Memorandum or the SEC Reports.

(f) The execution and delivery by the Company of this Agreement, the consummation and performance of the transactions herein contemplated, and compliance with the terms of this Agreement and the Memorandum by the Company will not conflict with, result in a breach of, or constitute a material default under, the Certificate of Incorporation or the bylaws of the Company, in each case as amended to date, or any indenture, mortgage, deed of trust or other agreement or instrument to which the Company is now a party or by which it or any of its assets or properties is bound, or any law, order, rule, regulation, writ, injunction, judgment or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its business or properties, to the extent that such conflict, breach or default might have a material adverse effect on the Company, and its subsidiaries as a whole, or their respective businesses, properties or financial condition on a consolidated basis.

(g) Except as set forth in the Memorandum or the SEC Reports, all material licenses, permits, approval, leases, contracts and agreements referred to in the Memorandum or the SEC Reports (including the Financial Statements), along with all other material licenses, permits, approvals, leases, governmental authorizations or contracts to which the Company is a party, have been obtained and are valid and in full force and effect and neither the Company nor, to the knowledge of the Company, any other party is in default thereunder, and to the knowledge of the Company, no event has occurred which with the passage of time or the giving of notice, or both, would constitute a default thereunder.

(h) Except as described in the Memorandum or the SEC Reports, the Company has timely filed all federal, state and local tax returns required to be filed, including without limitation, all sales tax returns, or has obtained extensions thereof and has paid, or is contesting in good faith, all taxes shown on such returns.

(i) Except as described in the Memorandum or the SEC Reports, all material licenses, permits, approvals or governmental authorizations necessary to permit the Company to conduct its business have been obtained and are outstanding and will be outstanding on each Issuance Date, and the Company is in all material respects complying therewith. There are no proceedings pending, or to the knowledge of the Company threatened, seeking to cancel, terminate or limit such licenses, approvals or permits.

(j) The Company shall apply the proceeds from the sale of the Units solely for working capital and general corporate purposes.

(k) The Memorandum or the SEC Reports set forth a true and complete list of all material patents, trademarks, trade names, copyright registrations and applications therefor now or heretofore used or presently proposed to be used in the conduct of the business of the Company. Except as set forth in the Memorandum or the SEC Reports: (i) the Company owns or possesses adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, trade secrets, copyright registrations, know-how and other proprietary information (collectively, “Rights”) necessary to the conduct of the business of the Company as presently being conducted; (ii) the validity of such Rights and the title thereto of the Company has not been questioned in any litigation to which the Company is or has been a party, nor, to the best knowledge of the Company, is any such litigation threatened, other than as set forth in the Memorandum or the SEC Reports; (iii) to the best knowledge of the Company, the conduct of the business of the Company as now conducted does not and will not conflict with Rights of others in any way which has or might reasonably be expected to have a material adverse effect on the Company; and (iv) no proceedings are pending against the Company nor, to the best knowledge of the Company, are any proceedings threatened against the Company, alleging any violation of Rights of any third person. The Company does not know of (x) any use that has heretofore been or is now being made of any Rights owned by the Company, except by the Company or by a person duly licensed by it to use the same under an agreement described in the Memorandum or the SEC Reports or (y) any material infringement of any Right owned by or licensed by or to the Company. To the best knowledge of the Company, all Rights heretofore owned or held by any agent, independent contractor, employee or officer of the Company or any subsidiary thereof and used in the business of the Company in any manner have been duly and effectively transferred to the Company. The consummation of the transactions contemplated by this Agreement will not alter or impair the rights and interests of the Company in any of the items referred to in this paragraph or disclosed in the Memorandum or the SEC Reports as it relates to intangible property rights.

(l) All of the representations, agreements and warranties in this Section 2 shall survive delivery of and payment for all or any part of the Units for two years from and after such delivery and payment.

(m) The Company has no subsidiaries other than those disclosed in the Memorandum or the SEC Reports.

(n) All of the SEC Reports were true and correct in all material respects upon the dates of filing thereof.

SECTION 3. Issuance, Sale and Delivery of the Units.

(a) The Company hereby agrees to sell the Units directly through the Placement Agent on a “best efforts all-or-none” basis with respect to the Minimum Offering, and thereafter on a “best efforts” basis with respect to the remaining Units up to the Maximum Offering. Pending the closing of the sale of the Minimum Offering, the proceeds of the Offering will be deposited in escrow in a non-interest bearing account at Citibank, N.A. Unless the Minimum Offering of Units is sold, the Offering will terminate and all funds theretofore received from the sale of the Units will be promptly returned to the subscribers without deduction therefrom or interest thereon. During the period of escrow, subscribers will not be entitled to a return of their subscriptions, except as required by law. If the Minimum Offering is completed, the remaining Units up to the amount of the Maximum Offering will be offered on a “best efforts” basis until the first to occur of (i) the completion of the Maximum Offering, (ii) May 21, 2004 or (iii) the termination of the Offering by mutual agreement of the Placement Agent and the Company.

(b) All checks or wire transfers for the purchase of Units shall be made payable to Citibank, N.A., as escrow agent (“Escrow Agent”), and shall be accompanied by a duly executed subscription agreement and statement of accredited investor in the forms annexed to the Memorandum (the “Subscription Documents”). Each such check, and the Subscription Documents, when received by the Placement Agent, shall be immediately delivered to Escrow Agent, and in no event later than 12:00 noon of the business day following receipt by the Placement Agent. Subscribers shall purchase Units for cash. Upon receipt thereof or on such scheduled Issuance Date as the Company and the Placement Agent may agree after the Escrow Agent shall receive subscriptions for the Minimum Offering, the Company shall issue the Units and, simultaneously with the delivery of the Units, the Company, or its counsel, shall deliver to the Placement Agent’s counsel such opinions, documents and certificates as are provided for herein. No funds shall be disbursed from escrow in connection with any Closing without the written consent of both the Company and the Placement Agent. Notwithstanding anything contained herein to the contrary, each of the Company and the Placement Agent, in their respective sole discretion, shall have the right to return any amount to any potential investor together with the appropriate cancellation of any signed subscription agreements prior to consummation of such potential investors’ purchase of Units. The Company may withdraw its offer to sell the Units at any time prior to acceptance of a subscription. No purchase will be effective unless and until accepted by the Company and the Placement Agent.

(c) As its basic compensation (collectively, “Basic Compensation”), the Placement Agent’s commission shall be (i) retainer of $5,000; (ii) cash or Unit compensation equal to eight percent (8%) of the gross proceeds received by the Company from the sale of Units, as commission; and (iii) additional compensation in the form of warrants (“Placement Agent Warrants”) to purchase Units (“Placement Agent Units”), in an amount equal to 10% of the number of Units sold in the Offering, exercisable at any time from the Issuance Date through the last expiration date of any of the Warrants, at a price per Placement Agent Unit equal to the price paid by purchasers of Units. The Placement Agent Warrants and the Shares and Warrants issuable upon exercise of the Placement Agent Warrants shall have registration, anti-dilution and other rights identical to the Warrants and Shares included in or issuable upon sale of the Units.

All such compensation shall be paid in full on each Issuance Date. In the event that any payment due the Placement Agent hereunder shall not be made when due, interest shall accrue on the unpaid balance of such overdue payments at the rate of twelve percent (12%) per annum until paid.

(d) The parties hereto represent that at each Issuance Date, the representations and warranties herein contained, and the statements contained in all certificates theretofore or simultaneously delivered by any party to another pursuant to this Agreement, shall be true and correct, except as otherwise disclosed in any certificate delivered on the Issuance Date.

SECTION 4. Covenants of the Company. The Company covenants and agrees with the Placement Agent that:

(a) On the Commencement Date, and on each Issuance Date, the Memorandum (as amended or as supplemented, if the same shall have been amended or supplemented), when taken together with the SEC Reports, will not (i) knowingly contain an untrue statement of a material fact and will not omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) contain any material, non-public information required to be disclosed to the general public in order to comply with Regulation FD promulgated under the Securities Exchange Act of 1934, as amended, unless all recipients of the Memorandum execute a confidentiality agreement in form and substance acceptable to the Company and the Placement Agent prior to receipt of the Memorandum.

(b) The Company will prepare promptly upon the reasonable request of the Placement Agent, such amendments or supplements to the Memorandum, in such form as in the opinion of counsel to the Placement Agent may be reasonably necessary or advisable in connection with the Offering. In addition, if at any time prior to the last date on which Units shall be issued, (i) an event relating to or affecting the Company shall have occurred which, in the judgment of the Company or in the opinion of counsel for the Placement Agent, would cause the Memorandum as then in effect to include an untrue statement of a material fact or to omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) it is otherwise necessary to amend or supplement the Memorandum, the Company shall promptly notify the Placement Agent of the occurrence and shall promptly prepare and deliver to the Placement Agent, without charge, sufficient copies of an amended or supplemented Memorandum, and shall use its reasonable best efforts to cause the appropriate state securities authorities to take any required action with regard to any amendment as may be necessary to permit the lawful use of the Memorandum, as so amended or supplemented, in connection with the Offering.

(c) The Company’s counsel shall prepare and file any necessary filings, in the reasonable opinion of Company’s counsel or Placement Agent’s counsel, under the state securities, or so-called “blue sky” laws and regulations (the “Blue Sky Laws”), and the Company shall pay the filing fees and all other expenses in connection with any such qualification in such jurisdictions as the Placement Agent shall designate, and to continue such qualification in effect so long as required for the purposes of the Offering; provided, however, that the Company shall not be required to qualify as a foreign corporation or to file a consent to service of process in any jurisdiction in any action other than one arising out of the offering or sale of the Units. The Company will provide copies to the Placement Agent of all documents, exhibits and information filed in connection with the qualification of the Units for sale under the Blue Sky Laws.

(d) The Company, at its own expense, will give and continue to give such financial statements and other information to and as may be required by the proper public bodies of the jurisdictions in which the Offering may be qualified.

(e) The Company will pay all fees, taxes (excluding any taxes on the income or revenue of the purchasers of the Units) and expenses incident to the preparation and distribution of the Offering documents and the Memorandum, the establishment of the escrow account with the Escrow Agent, the issuance of the Units and the fees and expenses of counsel and accountants for the Company. In addition, the Company agrees to pay all reasonable expenses relating to preparing and printing the Memorandum, subscription agreement and related documents. In connection with this Offering the Company also agrees to pay the fees of Feldman Weinstein LLP, Placement Agent’s counsel, in addition to all reasonable and customary disbursements of such counsel, including a retainer of $7,500. The Company will pay all of the Placement Agent’s accountable fees and expenses, and shall pay the Placement Agent for its non-accountable fees and expenses at the rate of three percent (3%) of the gross proceeds received by the Company from the sale of the Units.

(g) The forms of Warrant and Placement Agent Warrant shall contain the registration rights and anti-dilution protections as substantively described in this Agreement and such other customary information, representations, warranties and covenants as shall be reasonably acceptable to Placement Agent and its counsel.

(h) The Company shall not release any Offering documents or the Memorandum unless the Company has first been notified, either orally or in writing, by the Placement Agent that they are reasonably acceptable to Placement Agent and its counsel.

(i) Except as described in the Memorandum, all material licenses, permits, approvals or governmental authorization necessary to permit the Company to conduct its business will be valid on each Issuance Date, the Company shall in all material respects be complying therewith and there shall be no proceedings pending, or to the knowledge of the Company threatened, seeking to cancel, terminate, suspend or limit any such licenses, permits, approvals or governmental authorization.

(j) At each Issuance Date, the Company shall not have failed to qualify to do business as a foreign corporation in any jurisdiction where required, except where failure to so qualify would not have a material adverse effect on the Company or where any qualification is required solely as a result of conducting business over the Internet.

(k) At the Commencement Date and at each Issuance Date, the Company will be validly existing as a corporation in good standing under the laws of the state of its incorporation, having corporate power and authority to own its properties and conduct its business, and will have a capitalization as described in the Memorandum. Prior to the first Issuance Date, the Company shall have outstanding and of record not more than 34,876,697 shares of Common Stock on a fully-diluted basis. Following the date of publication of the Memorandum and prior to the final Issuance Date, the only additional securities issued in addition to those described in the previous sentence shall be the Equity.

(l) At each Closing, (i) the Equity will conform, in all material respects, to all statements with regard thereto contained in the Memorandum, (ii) the Equity shall have been duly and validly authorized by proper corporate authority, (iii) each portion of the Equity, when issued, exercised and/or paid for (as applicable), or otherwise earned, each in accordance with its terms, will be validly issued, fully paid and nonassessable and (iv) all shares of Common Stock that comprise the Equity shall have been duly and validly reserved for issuance. The Company shall ensure that all Warrant exercises properly requested shall be effected promptly by the Company.

SECTION 5. Indemnification. (a) The Company hereby agrees to indemnify and hold harmless the Placement Agent, its directors, officers, agents, employees, members, affiliates, counsel and each other person or entity who controls the Placement Agent within the meaning of Section 15 of the Securities Act (collectively, the “Agent Indemnified Parties”) from and against any and all losses, claims, damages or liabilities (or actions in respect thereof), joint or several, to which they or any of them may become subject under the Securities Act or any other statute or at common law, and to reimburse such Agent Indemnified Parties for any reasonable legal or other expense (including the cost of any investigation and preparation) incurred by them in connection with any litigation, whether or not resulting in any liability, but only insofar as such losses, claims, liabilities and litigation arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact required to be stated in the Memorandum or necessary to make the statements therein not misleading, or omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading (including, but not limited to, any documents deemed to be incorporated into the Memorandum by reference), (ii) any breach by the Company of any representation, warranty or covenant contained herein, (iii) any matter otherwise relating to, arising out of or in connection with the Offering or (iv) Placement Agent’s service as Placement Agent hereunder; provided, however, that the indemnity provisions contained in this subsection (a) shall not apply to (x) amounts paid in settlement of any such litigation if such settlement is effected without the consent of the Company, or (y) the Placement Agent or any other Agent Indemnified Parties in respect of any such losses, claims, damages, liabilities or actions (A) arising out of, or based upon any such untrue statement or alleged untrue statement, or any such omission or alleged omission, if such statement or omission was made in reliance upon information furnished in writing to the Company by the Placement Agent or such Agent Indemnified Parties specifically for use in connection with the preparation of the Memorandum or any amendment thereof or supplement thereto or (B) arising from the willful misconduct or gross negligence of the Placement Agent or any other Agent Indemnified Party.

The Company will reimburse all Agent Indemnified Parties for all reasonable expenses (including, but not limited to, reasonable fees and disbursements of counsel for the Agent

Indemnified Parties) incurred by any such Agent Indemnified Parties in connection with investigating, preparing and defending any such action or claim, whether or not in connection with pending or threatened litigation in connection with the transaction to which an Agent Indemnified Party is a party, as such expenses are incurred or paid. The Placement Agent agrees, promptly upon receipt, to notify the Company in writing of the receipt of written notice of the commencement of any action against it or against any other Agent Indemnified Parties, in respect of which indemnity may be sought from the Company on account of the indemnity provisions contained in this subsection (a). In case any such action shall be brought against the Placement Agent or any other Agent Indemnified Parties, the Company shall be entitled to participate in (and, to the extent that it shall wish, to direct) the defense thereof at its own expense, but such defense shall be conducted by counsel reasonably satisfactory to the Placement Agent or such other Agent Indemnified Parties, it being understood that the law firm of Pierce Atwood shall be deemed to be satisfactory.

(b) The indemnity provision set forth herein, and the representations and warranties of the Company set forth in this Agreement, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Placement Agent or by or on behalf of any of the Agent Indemnified Parties, subject to the limitations contained herein, and shall survive the delivery of the Units, and any successor of the Placement Agent or any other Agent Indemnified Parties shall be entitled to the benefit of the respective indemnity provisions.

(c) In order to provide for just and equitable contribution in any case in which (i) any person entitled to indemnification under this Section 5 makes claim for indemnification pursuant hereto but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 5 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such person in circumstances for which indemnification is provided under this Section 5, then and in each such case, the Company and the Placement Agent shall contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after any contribution from others) in such proportion so that the Placement Agent is responsible for an aggregate of eight percent (8.0%) of the gross proceeds received by the Company on account of the sale of Units (being the Placement Agent’s cash commission), and the Company is responsible for the remaining portion; provided however, that in any such case, no person guilty of a fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

Promptly after receipt by any party to this Agreement (or its representative) of notice of the commencement of any action, suit or proceeding, such party will, if a claim for contribution in respect thereof is to be made against another party (the “Contributing Party”), notify the Contributing Party in writing of the commencement thereof, but the omission to so notify the Contributing Party will not relieve it from any liability which it may have to any other party other than for contribution hereunder. In case any such action, suit or proceeding is brought against any party and such party so notifies a Contributing Party or his or its representative of the commencement thereof within the aforesaid period, the Contributing Party will be entitled to participate therein, with the notifying party and any other Contributing Party similarly notified. Any such Contributing Party shall not be liable to any party seeking contribution on account of any settlement of any claim, action or proceeding effected by such party seeking contribution without the written consent of such Contributing Party. The contribution provisions contained in this Section 5 are in addition to any other rights or remedies which the Company and the Placement Agent may have hereunder or otherwise.

SECTION 6. Effectiveness of Agreement. This Agreement shall become effective as of the date hereof.

SECTION 7. Conditions of the Placement Agent’s Obligations. The Placement Agent’s obligation to act as the agent of the Company hereunder, and the Placement Agent’s obligation to use its best efforts to find purchasers for the Units, shall be subject to the accuracy, in all material respects, as of each Issuance Date, of the representations and warranties on the part of the Company herein contained, to the performance by the Company in all material respects of all its agreements herein contained, to the fulfillment of or compliance by the Company with all covenants and conditions hereof, and to the following additional conditions:

(a) The Placement Agent shall not have disclosed in writing to the Company that the Memorandum or any amendment or supplement thereto contains an untrue statement of a fact which in the reasonable opinion of counsel to the Placement Agent, is material or omits to state a fact which, in the opinion of such counsel, is material and is required to be stated therein or is necessary to make the statements therein not misleading.

(b) Between the date hereof and each Issuance Date, the Company shall not have sustained any loss on account of fire, explosion, flood, accident, calamity or other cause, of such character as shall, in the sole discretion of the Placement Agent, materially adversely affect its business or property.

(c) Between the date hereof and each Issuance Date, there shall be no litigation instituted, or to the knowledge of the Company threatened, against the Company and there shall be no proceeding instituted or threatened against the Company or before or by any federal or state commission, regulatory body or administrative agency or other governmental body, domestic or foreign, wherein an unfavorable ruling, decision or finding would materially adversely affect the business, franchises, licenses, permits, operations, prospects or financial condition of the Company.

(d) During the period subsequent to the Commencement Date and prior to each Issuance Date, the Company (i) shall have conducted its business in the usual and ordinary manner as the same was being conducted on the Commencement Date and (ii) the Company shall not have suffered or experienced any materially adverse change in its financial condition.

(e) The authorization of the Units, the Placement Agent Warrants, the Equity, the Memorandum, and all corporate proceedings and other legal matters incident thereto and to this Agreement shall be reasonably satisfactory in all material respects to counsel to the Placement Agent.

(f) The Company shall have furnished to the Placement Agent the opinion of its counsel in substantially the form attached to this Agreement as Exhibit A.

(g) The Company shall have furnished to the Placement Agent a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company dated as of each Issuance Date, to the effect that:

(i) The representations and warranties of the Company in this Agreement are true and correct in all material respects at and as of each Issuance Date and the Company has complied in all material respects with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to each Issuance Date.

(ii) The Memorandum and any amendments and supplements thereto, and all statements contained therein, are true and correct, and neither the Memorandum nor any amendment or supplement thereto includes any untrue statement of a material fact or omits to state any material fact required to be stated therein in light of the circumstances in which they were made or necessary to make the statements therein not misleading, and since the Commencement Date, there has occurred no event required to be set forth in an amended or supplemented Memorandum which has not been so set forth.

All the opinions, letters, certificates and evidence mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance satisfactory to counsel of the Placement Agent, whose approval thereof shall not be unreasonably withheld or delayed.

SECTION 8. Termination.

(a) This Agreement may be terminated by the Placement Agent by notice to the Company in the event that the Company shall have failed or been unable to comply with any of the terms, conditions or provisions of this Agreement on the part of the Company to be performed, complied with or fulfilled within the respective times herein provided for, unless compliance therewith or performance or satisfaction thereof shall have been expressly waived by the Placement Agent in writing.

(b) This Agreement may be terminated by the Placement Agent by notice to the Company at any time if, in the sole judgment of the Placement Agent, the Offering or the sale or the payment for or the delivery of the Units is rendered impracticable or inadvisable because (i) additional material governmental restrictions not in force and effect on the date hereof shall have been imposed upon trading in securities generally, or minimum or maximum prices shall have been generally established, or trading in securities generally on the Over-The-Counter Bulletin Board shall have been suspended or a general banking moratorium shall have been established by federal or New York State authorities, (ii) a war, major hostilities, terrorist or similar activity, act of God or other calamity shall have occurred which materially adversely affects the ability of the Placement Agent to perform its obligations hereunder, (iii) of a material adverse change in the business or financial condition of the Company or (iv) the Placement Agent, in its sole discretion, shall be dissatisfied with the results of its due diligence investigation.

(c) Any termination of this Agreement pursuant to this section shall be without liability of any character (including, but not limited to, loss of anticipated profits or consequential damages) on the part of any party hereto, except that the Company shall remain obligated to pay the costs and expenses provided to be paid by it specified in Section 4(e) through the date of termination, and the Company shall be obligated to pay all losses, claims, damages or liabilities, joint or several, payable by the Company under Section 5(a).

SECTION 9. Finders. The Company and the Placement Agent mutually represent that they know of no person who rendered any service in connection with the introduction of the Company to the Placement Agent and who is making a claim against anyone for a “finder’s fee” or similar type of fee in connection with the Offering. Each party hereby indemnifies the other against any claims by any person known to it and not known to the other parties hereto, who shall claim to have rendered services in connection with the introduction of the Company to the Placement Agent or to have such a claim and who shall make a claim for a fee in connection therewith.

SECTION 10. Placement Agent’s Representations and Warranties. The Placement Agent represents and warrants to and agrees with the Company that:

(a) The Placement Agent is registered as a broker-dealer with the Securities and Exchange Commission and is a member in good standing of the National Association of Securities Dealers, Inc. (“NASD”).

(b) The Placement Agent will not effect offers or sales of the Units in any jurisdiction unless it or its representative is duly licensed to effect offers and sales in such jurisdiction and the offer and sale of the Units are registered or exempt from registration in such jurisdiction.

(c) The Placement Agent has duly authorized this Agreement and this Agreement is the valid, binding and enforceable obligation of the Placement Agent.

SECTION 11. Notice. Except as otherwise expressly provided in this Agreement, (a) whenever notice is required by the provisions of this Agreement to be given to the Company, such notice shall be given in writing, addressed to the Company at the address set forth in the Memorandum, with a copy to: Pierce Atwood, One New Hampshire Avenue, Suite 350, Portsmouth, NH 03801, Attention: Scott Pueschel, P.C. and (b) whenever notice is required by the provisions of this Agreement to be given to the Placement Agent, such notice shall be in writing addressed to the Placement Agent at the address set forth above, with a copy to Feldman Weinstein LLP, 420 Lexington Avenue, Suite 2620, New York, NY 10170, Attention: Joseph Smith, Esq.

SECTION 12. Miscellaneous. This Agreement is made solely for the benefit of the Placement Agent, the Company and any controlling person referred to in Section 15 of the Securities Act, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. The term “successor” or the term “successors and assigns” as used in this Agreement shall not include any purchaser, as such, of any of the Units.

The validity, interpretation and construction of this Agreement, and of each part hereof, will be governed by the local laws of the State of New York.

The headings in this Agreement are for reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

This Agreement represents the entire agreement between the parties hereto and supersedes any and all prior writings or oral communications, all of which are merged into this Agreement.

The provisions of this Agreement shall be deemed severable, so that if any provision hereof shall be declared unlawful or unenforceable, the remaining provisions hereof shall not be affected thereby and shall remain in full force and effect.

This Agreement shall be deemed to have been drafted jointly by the parties hereto.

The Placement Agent shall be the exclusive placement agent with respect to the Offering, and shall have the right to participate in any equity or equity-linked placements or offerings by the Company for a period of two years from the date hereof on a basis mutually agreeable to the Placement Agent, the Company and any placement agent or underwriter involved in such placement or offering. The Placement Agent shall have the right to associate itself with such other members of the NASD and/or foreign investment firms duly licensed, if required, in their respective locales offering the Units only offshore to the United States as additional agents as the Placement Agent may elect, in its sole discretion. Such additional agents may become selected dealers subject to this Agreement in the sole discretion of the Placement Agent by signing a Selected Dealer Agreement in form satisfactory to the Placement Agent. The Placement Agent shall have the right to share any compensation due to the Placement Agent hereunder, with such additional agents and in such amounts as the Placement Agent deems fit, in its sole judgment. In addition, such additional agents shall be afforded the same indemnification by the Company as offered to the Placement Agent hereunder.

In the event of a dispute, the parties hereto agree to be bound by the arbitration procedures of the American Arbitration Association, and that such arbitration shall take place in the New York City metropolitan area.

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile signatures.

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Please confirm that the foregoing correctly sets forth the Agreement between the Placement Agent and the Company.

ENVIRONMENTAL POWER CORPORATION

By:	/s/ Kam Tejwani
Kam Tejwani
President & CEO

We hereby confirm as of the date hereof that the above letter sets forth the agreement between the Company and us.

WESTMINSTER SECURITIES CORP.

By:	/s/ John P. O’Shea
John P. O’Shea
President